CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Magnum d’Or Resources, Inc.

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 2 to Form S-1 of our report dated January 5, 2010 relating to the consolidated financial statements of Magnum d’Or Resources, Inc. and Subsidiaries as of and for the years ended September 30, 2009 and 2008, which also appears in the Magnum d’Or Resources, Inc. Annual Report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission on January 13, 2010. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company. P.A.

Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
April 6, 2010